Exhibit 2.2

Transfer Agreement of Pingqiao Land Use Right and Logistics Centers

Party A: Lu’an Guoying Electronic Sales Co., Ltd

Legal Representative: Liu HaiLong

Party B: Lu’an Guoying Opto-Electronics Technology Co., Ltd

Legal Representative: Li XiaoYu

Party A and Party B hereby agree to the following terms:

1.
Party A transfers its investment in Pingqiao Land Use Right and Logistics Centers (hereinafter referred as “Logistics Centers Transfer”)  including 38,449.23 m2 of land with land use right certificate in Pingqiao Guangdian Industrial Park appraised by an independent appraisal firm Lu’an Shiji Land Price Evaluation Consultantive Co., Ltd. at a price of 11,073,378 RMB; Construction in Progress (hereinafter referred as “CIP” ) advance paid to Hefei Jiangong Jinniao Group Co., Ltd. of 85,542,000 RMB; accounts paid to Benxin Property Service Company for the construction of roads and fences in logistics centers of 10,845,000RMB and others 40,220,452.80 RMB) to Party B at one time at a consideration of RMB 20,000,000.

2.
Party A has only got the Land use right of 38,449.23 m2 and transferred the land with land use right certificate to Party B. Party A has paid deposit in amount of 100,000,000.00 RMB for the whole land. Party B has contractual obligation to continue obtaining land use right certificate for the rest of land and Party B is obligated to pay Party A the negotiated purchase price for the rest of land upon receiving land use right certificate of the remaining land from Yu An District Government.

3.
Party A has paid an advance of 85,542,000 RMB to Hefei Jiangong JinNiao Group Co.,Ltd for CIP,  which Party B has been properly informed of. Party B is obligated to continue and complete the rest constructions, obtain land use right and construction certificate and Party A has no obligations in this regard. After completion of the construction and upon need of Party A, Party A has the right to rent the property from Party B at a discounted market price for a period up to 10 years to reduce Party A’s loss.

4.
Considering the logistics center is currently construction in progress  and subject to negotiations and mutual agreement, Party A agrees to transfer land use right and constructions on the land to party B at one time at a discounted price of 20,000,000 RMB. Party B has the contractual obligation to pay RMB 20,000,000.00 unconditionally to Party A by annual installments in three years with no interest.

5.
The payment schedule is listed in details as follows:

Before 2013-12-31: Party B is obligated to  pay RMB 5,000,000to Party A.

Before2014-12-31: Party B is obligated to  pay total RMB 15,000,000to Party A.

Before2015-12-31: Party B is obligated to pay total RMB 20,000,000unconditionally to Party A.

6.
If there is any delay with regard to the above payment, Party B has the obligation to pay monthly 0.2‰ interest of the unpaid amount.

Party B is not obligated for any outstanding debts in connection with the land and logistics center prior to signing of this Agreement. Party B is obligated for any debts incurred in connection with the land and logistics center post signing of the Agreement. Party B is responsible for all subsequent matters and correspondences Pinqiao Industrial Park Committee and Hefei Jiangong Jinniao Group Co., Ltd concerning the land and construction and Party A has the obligation to coordinate and assist Party B.

7.
Upon completion of the logistics center by Party B, Party A has right of first refusal to lease the logistics center at a discounted price. This agreement has four copies. Party A and Party B each has two copies with equal effect. If there is any breach, the breaching party should compensate all the economic losses. This agreement becomes effective after being signed and sealed by both parties.

8.
If there is any dispute with regard to this agreement, both parties will negotiate first. In case no settlement has been reached after the negotiation, either party can file a suit to the court in the jurisdiction where Party A is located.

9.	The term of the agreement is from July 28, 2013 to December 31, 2015.

Party A: Lu’an Guoying Electronic Sales Co., Ltd Signed by: Liu HaiLong Date: 2013-7-28 Party B: Lu’an Guoying Opto-Electronics Techonology Co., Ltd Signed by: Li XiaoYu Date: 2013-7-28